EXHIBIT 99.1

INDEX OF FINANCIAL STATEMENTS

Description	Page Number

Report of Independent Registered Public Accounting Firm	2
Statement of Assets Acquired and Liabilities Assumed at November 6, 2009	3
Notes to Statement of Assets Acquired and Liabilities Assumed	4 – 11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

East West Bancorp:

We have audited the accompanying statement of assets acquired and liabilities assumed by East West Bank (the Bank)(a wholly owned subsidiary of East West Bancorp) pursuant to the Purchase and Assumption Agreement, dated November 6, 2009, executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Bank’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Banks’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed by East West Bank pursuant to the Purchase and Assumption Agreement dated November 6, 2009, is fairly presented, in all material respects, on the basis of accounting described in Note 1.

/s/ KPMG LLP

Los Angeles, California

January 21, 2010

Statement of Assets Acquired and Liabilities Assumed

November 6, 2009
(In thousands)
Assets
Cash and cash equivalents	$599,036
Securities purchased under sale agreements	147,400
Investment securities	1,561,446
Investment in Federal Home Loan Bank stock	93,488
Loans covered by loss sharing	5,660,432
Loans not covered by loss sharing	236,504
Other real estate owned covered by loss sharing	38,031
Investments in affordable housing partnerships	41,552
Premises and equipment	6,209
Due from customers on acceptances	39,282
Mortgage servicing rights	5,192
Core deposit intangible	74,440
FDIC indemnification asset	1,143,989
FDIC receivable	173,995
Accrued interest receivable	36,273
Other assets	4,688
Total assets acquired	9,861,957

Liabilities
Deposits	6,529,864
Federal Home Loan Bank advances	1,837,593
Securities sold under repurchase agreements	858,244
Other borrowings	90,591
Bank acceptances outstanding	39,282
Accrued interest payable	25,028
Deferred tax liability	179,541
Other liabilities	10,346
Total liabilities	9,570,489

Net assets acquired	$291,468

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Assets Acquired and Liabilities Assumed

NOTE 1 — BASIS OF PRESENTATION

East West Bancorp, Inc. (referred to herein on an unconsolidated basis as “East West” and on a consolidated basis as the “Company” or “we”) is a bank holding company incorporated in Delaware on August 26, 1998 and registered under the Bank Holding Company Act of 1956, as amended.  The Company commenced business on December 30, 1998 when, pursuant to the reorganization, it acquired all of the voting stock of East West Bank, or the “Bank”.  The Bank is the Company’s principal asset.

The accounting and reporting policies of the Company are in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2, East West Bank acquired certain assets and assumed certain liabilities of the former United Commercial Bank (“United Commercial Bank”) in an FDIC-assisted transaction (the “UCB Acquisition”) on November 6, 2009.  The acquisition of the net assets of UCB constitutes a business acquisition as defined by the Business Combinations topic (ASC 805).  The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financials statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree.  Accordingly, the estimated fair values of the acquired assets, including the FDIC indemnification asset and identifiable intangible assets, and the assumed liabilities in the UCB Acquisition were measured and recorded at the November 6, 2009 acquisition date.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability.   In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.  We describe below the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and cash equivalents

The carrying amounts approximate fair values due to the short-term nature of these instruments.

Investment securities and Federal Home Loan Bank Stock

The fair value for investment securities are based on quoted market prices, where available.  If quoted market prices are not available, fair value estimates are based on observable inputs including quoted market prices for similar instruments, quoted market prices that are not in an active market or other inputs that are observable in the market.  In the absence of observable inputs, fair value is estimated based on pricing models and/or discounted cash flow methodologies.

The fair value of acquired Federal Home Loan Bank (“FHLB”) stock was estimated to be its redemption value.   The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at the redemption value.

Securities purchased under agreements to resell

The fair value of securities purchased under agreements to resell with original maturities of 90 days or less approximates the carrying value due to the short-term nature of these instruments.  The fair value of securities purchased under agreements to resell with original maturities of greater than 90 days is estimated by discounting future cash flows using current market rates and takes into consideration the expected maturity or repricing dates and any call features.

Loans

We refer to the loans acquired in the UCB Acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC shared-loss agreement.  Covered loans do not include acquired loans of United Commercial Bank (China) Limited.  At the November 6, 2009 acquisition date, we estimated the fair value of the UCB Acquisition loan portfolio subject to the FDIC shared-loss agreement at $5.66 billion, which represents the discounted expected cash flows from the portfolio.  In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”).  The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans.  The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference.  The nonaccretable difference represents an estimate of the credit risk in the UCB Acquisition loan portfolio at the acquisition date.

In calculating expected cash flows, management made several assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults.  Other factors that market participants expect were considered in determining the fair value of acquired loans included loan pool level estimated cash flows, type of loan and related collateral, risk classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates.

FDIC indemnification asset

The FDIC indemnification asset is measured separately from each of the covered loan categories as it is not contractually embedded in any of the covered loan categories.  For example, the FDIC indemnification asset related to estimated future loan losses is not transferable should we sell a loan prior to foreclosure or maturity.  The $1.14 billion fair value of the FDIC indemnification asset represents the present value of the estimated cash payments (net of amount owed to the FDIC) expected to be received from the FDIC for future losses on covered loans based on the credit adjustment estimated for each covered loan pool and the loss sharing percentages.  The estimated gross cash flows associated with this asset are $1.28 billion.  These cash flows were then discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.  The ultimate collectability of the FDIC indemnification asset is dependent upon the performance of the underlying covered loans, the passage of time and claims paid by the FDIC.

Other real estate owned

Other real estate owned is presented at its estimated fair value and is also subject to the FDIC shared-loss sharing agreement.  The fair values were based mostly on recent sales, best price offerings and appraisals prepared by qualified independent third party appraisers.

Core deposit intangible

The estimated fair value of the core deposit intangible asset was based on a valuation prepared internally.  In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships.  Based on this valuation, the core deposit intangible asset will be amortized over the projected useful lives of the related deposits on an accelerated basis over 15 years.

Deposit liabilities

The fair values used for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for time deposits are estimated using a discounted cash flow method that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities of such time deposits.

Borrowings

The fair values for FHLB advances and securities sold under repurchase agreements are estimated using a discounted cash flow method based on the current market rates.

Deferred taxes

Deferred income taxes relate to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in this transaction. Deferred taxes are reported based upon the principles in FASB Topic 740: Income Taxes, and are calculated based on the estimated federal and state income tax rates currently in effect for the Company, which is consistent with market participant expectations.

Use of Estimates

Management of the Bank made a number of significant estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the statement of assets acquired and liabilities assumed.  Management exercised significant judgment regarding assumptions about market participant expectations regarding discount rates, future expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the net assets acquired in the UCB Acquisition.  Actual results could differ from those estimates; others provided with the same information could draw different reasonable conclusions and calculate different fair values.  Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

NOTE 2 — FDIC-ASSISTED ACQUISITION

On November 6, 2009 the Bank acquired certain assets and assumed certain liabilities of United Commercial Bank from the Federal Deposit Insurance Corporation (“FDIC”) in an FDIC-assisted transaction.   As part of the Purchase and Assumption Agreement, the Bank and the FDIC entered into a shared-loss agreement, whereby the FDIC will cover a substantial portion of any future losses on loans (and related unfunded loan commitments), other real estate owned (“OREO”) and accrued interest on loans for up to 90 days.  We refer to the acquired loans and OREO subject to the shared-loss agreement collectively as “covered loans.”  Under the terms of the our shared-loss agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $2.05 billion on covered loans and absorb 95% of losses and share in 95% of loss recoveries exceeding $2.05 billion.  The shared-loss agreement for commercial and single family residential mortgage loans is in effect for 5 years and 10 years, respectively, from the November 6, 2009 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.

The Bank purchased assets with fair value of approximately $5.90 billion in loans, $599.0 million of cash and cash equivalents, $147.4 million in securities purchased under sale agreements, $1.56 billion in investment securities and $207.6 million of other assets of United Commercial Bank from the FDIC. The Bank also assumed liabilities with fair values of $6.53 billion of deposits, $1.84 billion in Federal Home Loan Bank advances, $858.2 million of securities sold under repurchase agreements, other borrowings of $90.6 million and $254.2 million of other liabilities of United Commercial Bank from the FDIC.   United Commercial Bank was a full service commercial bank headquartered in San Francisco, California that operated 63 branch locations in the U.S.  We made this acquisition to expand our presence domestically, primarily in the State of California.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting (formerly the purchase method).  The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the November 6, 2009 acquisition date.  The application of the acquisition method of accounting resulted in a net after-tax gain of $291.5 million.  A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the net gain are as follows:

November 6, 2009
(In thousands)
United Commercial Bank’s cost basis net assets on November 6, 2009	$990,106
Cash payment due from the FDIC	173,995
Fair value adjustments
Loans	(1,795,112)
Core deposit intangible (1)	74,440
FDIC loss sharing receivable	1,143,989
Other real estate owned	(7,057)
Investments in affordable housing partnerships	(1,258)
Premises and equipment	328
Other assets	(2,410)
Time deposits	(11,321)
Federal Home Loan Bank advances	(96,052)
Other borrowings	1,200
Deferred tax liability	(179,541)
Other liabilities	161
Net after-tax gain from UCB Acquisition	$291,468

The net gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process.  Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer.  In the UCB Acquisition as shown in the above table, net assets of $990.1 million were transferred to us and a cash payment due from the FDIC of $174.0 million.

NOTE 3 — INVESTMENT SECURITIES AND FHLB STOCK

The Bank acquired $1.56 billion of investment securities at estimated fair market value in the UCB Acquisition.  The acquired securities were predominantly U.S. Treasury securities, U.S. Government agency and U.S. Government sponsored enterprise debt securities and U.S. Government sponsored enterprise mortgage-backed securities The Bank also acquired $93.5 million in Federal Home Loan Bank (“FHLB”) Stock.  The fair value of investment securities acquired is as follows:

November 6, 2009
In thousands

U.S. Treasury securities	$301,853
U.S. Government agency and sponsored enterprise debt securities	455,388
U.S. Government agency and sponsored enterprise mortgage-backed securities	779,503
Corporate debt securities	6,101
Other securities	18,601
Investment securities	$1,561,446

Advances from the FHLB and repurchase agreements are secured in part by these securities at November 6, 2009.  See Note 6—Borrowings.

Investment securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of debt securities at November 6, 2009 is shown below by contractual maturity.

Fair Value
(In thousands)

Due within one year	$181,676
Due after one through five years	249,629
Due after five through ten years	420,388
Due after ten years	709,753
Total investment securities	$1,561,446

Subsequent to November 6, 2009, $1.25 billion of investment securities were sold with a gain of approximately $2.4 million.

NOTE 4 — LOANS COVERED BY LOSS SHARING

The composition of loans covered by loss sharing at November 6, 2009 is as follows (in thousands):

	November 6, 2009
		% of
	Amount	Loans
	(Dollars in thousands)
Real estate loans:
Residential single family	$656,862	9%
Residential multifamily	1,185,739	16%
Commercial and industrial real estate	2,480,439	34%
Construction	1,469,772	20%

Total real estate loans	5,792,812	79%
Other loans:
Commercial business	1,401,167	19%
Other consumer	105,324	2%
Total other loans	1,506,491	21%
Loans covered by loss sharing	$7,299,303	100%

We refer to the loans acquired in the UCB Acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC shared-loss agreement. At the November 6, 2009 acquisition date, we estimated the fair value of the United Commercial Bank’s loan portfolio subject to the shared-loss agreement at $5.66 billion which represents the expected cash flows from the portfolio. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in the United Commercial Bank’s loan portfolio at the acquisition date.

At November 6, 2009, credit-impaired loans totaled $2.01 billion which represented unpaid balances of $3.11 billion reduced by a discount of $1.11 billion resulting from acquisition date fair value adjustments.  The non-credit-impaired other loans totaled $3.66 billion which represented unpaid balances of $4.19 billion reduced by a discount of $530.8 million resulting from acquisition date fair value adjustments.  The undiscounted contractual cash flows for the covered credit-impaired loans and covered other loans are $3.41 billion and $5.55 billion, respectively. The undiscounted estimated cash flows not expected to be collected for the covered credit-impaired loans and covered other loans are $1.20 billion and $1.06 billion, respectively.  The accretable yield on credit-impaired loans represents the amount by which the undiscounted expected cash flows exceed the estimated fair value.  At November 6, 2009, such accretable yield was approximately $208.1 million.

The Bank evaluated the loans acquired for impairment in accordance with the provisions of FASB Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality. Credit-impaired loans are those loans showing evidence of credit deterioration since origination and it is probable, at the date of acquisition, that the Bank will not collect all contractually required principal and interest payments. Generally, the acquired loans that meet the Bank’s definition for nonaccrual status fall within the definition of credit-impaired covered loans.

The loans acquired in the UCB Acquisition are and will continue to be subject to the Bank’s internal and external credit review. As a result, if credit deterioration is noted subsequent to the November 6, 2009 acquisition date, such deterioration will be measured through our loss reserving methodology and a provision for credit losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the FDIC shared-loss receivable for covered loans.

NOTE 5 — DEPOSITS

Deposit liabilities assumed are composed of the following at November 6, 2009:

	November 6 , 2009
	Amount	Rate
	(Dollars in thousands)
Non-interest bearing	$898,383
Interest checking	289,591	0.21%
Money market	436,819	0.56%
Savings	654,060	0.45%
Time deposits:
Less than $100,000	1,971,798	2.28%
$100,000 or greater	2,267,891	1.71%
Time deposits fair value adjustment	11,321

Total deposits	$6,529,864

At November 6, 2009, scheduled maturities of time deposits were as follows:

Year	November 6, 2009
(In thousands)
2009	$1,291,488
2010	2,863,384
2011	80,684
2012	2,387
2013 & thereafter	1,746
Total	$4,239,689

We recorded a $74.4 million core deposit intangible with an estimated 15 year life.  The estimated amortization expense for the remainder of 2009 and for the subsequent five years is as follows:

Estimated
Year	Amortization Expense
(In thousands)
2009	$1,376
2010	9,213
2011	8,593
2012	7,973
2013	7,352
2014 & thereafter	39,933
Total	$74,440

NOTE 6 — BORROWINGS

The FHLB advances acquired at November 6, 2009, are both term and callable advances and were secured by a blanket lien on eligible loans plus securities.  The callable advances allow the FHLB, at their option, to terminate the advances at quarterly intervals beyond the advance dates. The amount of callable advances at November 6, 2009 was $800 million.  While the FHLB may call the advances to be repaid for any reason, they are likely to be called if market rates are higher than the advances’ stated rates on the call dates.  We may repay the advances at any time with a prepayment penalty, a significant portion of which is included in the fair value adjustment. Of the $1.74 billion in outstanding advances at November 6, 2009, $200 million matured during November, 2009 and $400 million of the outstanding advances were paid down by December 31, 2009.

The following table summarizes the FHLB advances outstanding and weighted average interest rate at November 6, 2009:

Year of Maturity	Amount	Rate
	(Dollars in thousands)
2009	$200,000	3.96%
2010	690,026	2.20%
2011	45,367	4.78%
2013	175,000	4.55%
2014	50,000	4.43%
2015 and thereafter	581,159	4.27%
Total	1,741,552
Fair value adjustment	96,041
Total	$1,837,593

At November 6, 2009, United Commercial Bank had securities sold under repurchase agreements with an estimated fair value of $858.2 million.  We extinguished all of this liability by the end of December 31, 2009.

The following table summarizes the fair value of repurchase agreements outstanding, maturity and weighted average interest rate at November 6, 2009:

Year of Maturity	Amount	Rate

	(Dollars in thousands)
2009	$19,450	0.20%
2010	54,021	0.34%
2011	53,909	5.00%
2016	174,048	4.73%
2017	556,816	3.08%
Total	$858,244

At November 6, 2009, United Commercial Bank (China) Limited had borrowings fair valued at $90.6 million to various external financial institutions.  These borrowings had maturity dates ranging from November 18, 2009 to December 15, 2011 and interest rates ranging from 2.25% to 3.62%.

NOTE 7 — DEFERRED INCOME TAXES

The deferred tax liability of $179.5 million as of November 6, 2009 is related to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in this transaction. For income tax purposes, the UCB Acquisition will be accounted for as an asset purchase and the tax bases of assets acquired will be allocated based on fair values in accordance with the Internal Revenue Code and related regulations.

NOTE 8—SUBSEQUENT EVENTS

Subsequent events are events and transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. We have evaluated events and transactions occurring subsequent to November 6, 2009, through the date of filing of this report.  The Bank experienced some attrition in its deposit base after November 6, 2009.  Total deposits decreased from $6.52 billion (excluding fair value adjustments) as of November 6, 2009 to $6.10 billion at December 31, 2009.  Such an evaluation resulted in no material adjustments to the accompanying financial statement.